Exhibit 99.1

Amedica Signs Exclusive Chinese Silicon Nitride Distribution Agreement

10-Year Exclusive Agreement to Represent Significant Global Sales Expansion and Minimum Purchase Requirements

SALT LAKE CITY, April 18, 2016 – Amedica Corporation (Nasdaq:AMDA), a company that develops and commercializes silicon nitride ceramics as a biomaterial platform, is pleased to announce a partnership with Shandong Weigao Orthopedic Device Company Limited (“Weigao Orthopedic”), a subsidiary of Shandong Weigao Group Medical Polymer Company Limited (HKSE:1066), a medical device company in China specializing in the R&D, production and sale of spine, trauma and joint orthopedic implants.

Under the distribution agreement, Weigao Orthopedic will have exclusive rights for the sale, marketing and distribution of Amedica-branded silicon nitride spinal implants in the People’s Republic of China, and will abide by minimum annual purchase requirements in Year 1 of 20,000 units, growing annually to 50,000 units in Year 6, following regulatory clearance by the China Food and Drug Administration (CFDA). Weigao Orthopedic will leverage its expertise in acquiring CFDA clearance of medical devices, in order to accelerate Chinese clearance of Amedica’s products.

“With more than 50,000 minimum unit sales to occur within the first two years following CFDA clearance, this agreement far surpasses total silicon nitride unit sales to-date, and marks a momentous time for Amedica,” said Dr. Sonny Bal, Chairman and Chief Executive Officer. “This partnership with Weigao Orthopedic allows us to significantly increase our global sales footprint with a large-scale distribution partner who is familiar with the Chinese regulatory landscape. Weigao Orthopedic’s expertise in sales and distribution is an excellent fit for our innovative silicon nitride technology platform. We look forward to this key strategic partnership to distribute our silicon nitride technology into Asian markets that are particularly receptive to bioceramic implants.”

“We are very pleased with this exclusive distributor partnership as we plan to leverage the Amedica brand to offer a truly differentiated product to our broad network of hospitals and medical units in China,” stated Mr. Gong Jianbo, Chief Executive Officer and Executive Director of Weigao Orthopedic. “We expect the combination of this technically advanced biomaterial with our well-established network to quickly gain significant market share. We also look forward to expanding our partnership beyond spine products and into hip and knee applications. Weigao Orthopedic is well positioned to facilitate the approval and commercial launch of Amedica’s silicon nitride spinal fusion devices in one of the world’s largest healthcare markets.”

About Amedica Corporation

Amedica is focused on the development and application of interbody implants manufactured with medical-grade silicon nitride ceramic. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty as well as dental applications. The Company’s products are manufactured in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, one of the world’s largest ceramic manufacturers. Amedica’s spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM and private label partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Shandong Weigao Group

Shandong Weigao Group and its subsidiaries are principally engaged in the research and development, production and sale of single-use medical devices. The Group has a wide range of products, which includes consumables, orthopedic materials, and blood purification consumables and equipment. The Group’s main production facilities are situated in Weihai, Shandong Province.

The Group is incorporated in the People’s Republic of China and has an extensive sales network comprising 28 sales offices, 34 customer liaison centers and 222 cities with sales representatives. Shandong Weigao Group has a total customer base of 5,298 (including 3,132 hospitals, 414 blood stations, 643 other medical units and 1,109 distributors).

For more information on Shandong Weigao Group, please visit http://en.weigaogroup.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include, but are not limited to, the intent, belief or current expectations of Amedica and members of its management team with respect to Amedica’s future performance, business operations and acceptance of its technology platform. Statements relating to Amedica’s expectation that the relationship with Weigao will expand the Company’s global sales footprint and provide incremental growth for Amedica’s unique biomaterial will be significantly expanded, that scientific results may result in innovative solutions, increased market opportunities, growth, future products, market acceptance of its products, sales and financial results and similar statements are subject to risks and uncertainties such as whether the Chinese FDA will clear the products for use in China, the timing and success of new product introductions, physician acceptance, endorsement, and use of Amedica’s products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 23, 2016, and in Amedica’s other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contacts:

Mike Houston

VP, Commercialization

801-839-3534

IR@amedica.com

Robert Haag

Managing Director

IRTH Communications

866-976-4784

amda@irthcommunications.com